Exhibit 99.1

SOLID POWER RELEASES THIRD QUARTER 2023 RESULTS;

SHIPS FIRST A-SAMPLE EV CELLS TO ENTER AUTOMOTIVE QUALIFICATION

-	Business, operational, and financial update call scheduled for 4:30 p.m. ET today

LOUISVILLE, Colo., November 7, 2023 – Solid Power, Inc. (Nasdaq: SLDP), a leading developer of solid-state battery technology, today announced its financial results for the third quarter ended September 30, 2023 and that it has shipped its first A-sample cells to enter automotive qualification.

Recent Business Highlights

•	Made first A-1 EV cell deliveries to BMW to formally enter automotive qualification

•	Ongoing BMW demo car program deliveries on track

•	Ramping up SP2 electrolyte volume for EV cells and phased out SP1 production

“It is a reflection of our team’s strong execution that we produced and delivered our first A Sample EV cells for BMW a little over a week ago, marking a major milestone for Solid Power,” said John Van Scoter, President and Chief Executive Officer of Solid Power. “We are very excited to make these deliveries, begin the formal automotive qualification process, and continue on our path towards commercialization. These A-1 EV cells will also support BMW’s demo car program, which we expect will also be a major proof point for our technology.”

“On the electrolyte side, we are producing electrolyte at SP2 in greater volumes and have phased out our SP1 powder production. This puts us solidly on track to continue to increase production and demonstrate our ability to manufacture at scale for potential partners,” Van Scoter said.

“As we look ahead, we believe we are well-positioned to achieve our key objectives and drive strategic growth,” Van Scoter continued. “We are operating with competitive urgency as we seek to further our leadership position in the market and deliver long-term value for our partners, employees, and shareholders.”

Third Quarter 2023 Financial Highlights

Third quarter 2023 revenue was $6.4 million, an increase of $3.6 million compared to the third quarter of 2022, as a result of continued execution under the company’s joint development agreements. Revenue for the first nine months of 2023 was $15.1 million, up $7.5 million from the same period in 2022.

As expected, operating expenses were higher in the third quarter and first nine months of 2023 compared with the same periods in 2022. This increase was driven by accelerated investments in product development and the scaling of operations. Third quarter 2023 operating loss was $21.5 million and net loss was $15.1 million, or $0.08 per share.

Balance Sheet and Liquidity

Solid Power’s liquidity position remained strong, with September 30, 2023 total liquidity totaling $422.3 million, as shown below.

($ in thousands)	September 30, 2023	December 31, 2022
Cash and cash equivalents	$27,458	$50,123
Marketable securities	166,030	272,957
Long-term investments	228,806	172,974
Total liquidity	$422,294	$496,054

The company’s cash, cash equivalents and investments are held at leading global banks and are invested in grade A corporate and government securities with an average maturity of 15 months.

Third quarter and year-to-date 2023 capital expenditures totaled $8.3 million and $29.5 million, respectively, primarily representing investments in the company’s new electrolyte production facility.

2023 Outlook

Solid Power’s 2023 outlook and goals remained unchanged. Through the date of this release, the following milestones have been completed:

•	Initiated production from Solid Power’s SP2 electrolyte production facility.

•	Began delivering electrolyte to potential customers for sampling and feedback, which is ongoing.

•	Began delivering EV cells to joint development partners.

Solid Power remains committed to delivering on the following key objectives:

•	Scaling electrolyte production from SP2.

•	Continuing to deliver EV cells to our joint development partners as we begin the automotive qualification process.

•	Continuing to improve key cell performance metrics, including energy density, pressure, cycle life, low temperature operations, and safety.

As Solid Power executes on its milestones, the company now expects that for 2023, cash used in operations will be slightly below the original $70 million and $80 million range, and capital expenditures will be slightly below the original $50 million to $60 million range. Development progress and efficiencies combined with prudent capital investment deferrals allowed the company to reduce its 2023 planned investments.

2023 revenue is still expected to be in the range of $15 million to $20 million.

Webcast and Conference Call

Solid Power will host a conference call at 2:30 p.m. MT (4:30 p.m. ET) today, November 7, 2023. Participating on the call will be John Van Scoter, President and Chief Executive Officer, and Kevin Paprzycki, Chief Financial Officer.

Interested investors and other parties can listen to a webcast of the live conference call through Solid Power’s Investor Relations website at ir.solidpowerbattery.com.

The conference call can also be accessed live over the phone by dialing +1-844-826-3035 (domestic) or +1-412-317-5195 (international).

A recording of the conference call will be available approximately three hours after the completion of the call at ir.solidpowerbattery.com or by dialing +1-844-512-2921 (domestic), or +1-412-317-6671 (international). The pin number for the replay is 10183075. The replay will be available until 9:59 p.m. MT (11:59 p.m. ET) on November 21, 2023.

About Solid Power, Inc.

Solid Power is developing solid-state battery technology to enable the next generation of batteries for the fast-growing EV and other markets. Solid Power’s core technology is its electrolyte material, which Solid Power believes can enable extended driving range, longer battery life, improved safety, and lower cost compared to traditional lithium-ion. Solid Power’s business model – selling its electrolyte to cell manufacturers and licensing its cell designs and manufacturing processes – distinguishes the company from many of its competitors who plan to be commercial battery manufacturers. Ultimately, Solid Power endeavors to be a leading producer and distributor of sulfide-based solid electrolyte material for powering both EVs and other applications. For more information, visit http://www.solidpowerbattery.com/.

Forward Looking Statements

All statements other than statements of present or historical fact contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including Solid Power’s or its management team’s expectations, objectives, beliefs, intentions or strategies regarding the future. When used herein, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “plan,” “outlook,” “seek,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements include our financial guidance for 2023, future financial performance and our strategy, expansion plans, market opportunity, future operations, future operating results, estimated revenues, losses, projected costs, prospects, and plans and objectives of management. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Solid Power disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date hereof. Readers are cautioned not to put undue reliance on forward-looking statements and Solid Power cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Solid Power, including the following factors: (i) risks relating to the uncertainty of the success of our research and development efforts, including our ability to achieve the technological objectives or results that our partners require, and to commercialize our technology in advance of competing technologies; (ii) risks relating to the non-exclusive nature of our original equipment manufacturers and joint development agreement relationships; (iii) our ability to negotiate and execute supply agreements with our partners on commercially reasonable terms; (iv) rollout of our business plan and the timing of expected business milestones; (v) delays in the construction and operation of production facilities; (vi) our ability to protect our intellectual property, including in jurisdictions outside of the United States; (vii) broad market adoption of EVs and other technologies where we are able to deploy our cell technology and electrolyte material, if developed successfully; (viii) our success in retaining or recruiting, or changes required in, our officers, key employees, including technicians and engineers, or directors; (ix) risks and potential disruptions related to management and board of directors transitions; (x) changes in applicable laws or regulations; (xi) risks related to technology systems and security breaches; (xii) the possibility that we may be adversely affected by other economic, business or competitive factors, including supply chain interruptions, and may not be able to manage other risks and uncertainties; (xiii) risks relating to our status as a research and development stage company with a history of financial losses, and an expectation to incur significant expenses and continuing losses for the foreseeable future; (xiv) the termination or reduction of government clean energy and electric vehicle incentives; and (xv) changes in domestic and foreign business, market, financial, political and legal conditions. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the “Risk Factors” sections of Solid Power’s Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 and other documents filed by Solid Power from time to time with the SEC, all of which are available on the SEC’s website at www.sec.gov. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Solid Power gives no assurance that it will achieve its expectations.

Contact Information

Kevin Paprzycki

Chief Financial Officer

1 (800) 799-7380

investors@solidpowerbattery.com

Website: www.solidpowerbattery.com

Solid Power, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par value and number of shares)

	September 30, 2023 (Unaudited)	December 31, 2022
Assets
Current Assets
Cash and cash equivalents	$27,458	$50,123
Marketable securities	166,030	272,957
Contract receivables	3,243	1,521
Contract receivables from related parties	5,048	319
Prepaid expenses and other current assets	3,207	2,888
Total current assets	204,986	327,808
Property, Plant and Equipment, net	99,241	82,761
Right-Of-Use Operating Lease Assets, net	7,300	7,725
Right-Of-Use Finance Lease Assets, net	1,011	922
Other Assets	1,057	1,148
Long-term Investments	228,806	172,974
Intangible Assets, net	1,525	1,108
Total assets	$543,926	$594,446
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and other accrued liabilities	6,280	11,326
Current portion of long-term debt	—	7
Deferred revenue	—	4,050
Accrued compensation	4,746	4,528
Operating lease liabilities, short-term	606	549
Finance lease liabilities, short-term	342	273
Total current liabilities	11,974	20,733
Warrant Liabilities	5,637	9,117
Operating Lease Liabilities, Long-Term	8,159	8,622
Finance Lease Liabilities, Long-Term	544	602
Total liabilities	26,314	39,074
Stockholders’ Equity
Common Stock, $0.0001 par value; 2,000,000,000 shares authorized; 178,417,397 and 176,007,184 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	18	18
Additional paid-in capital	586,347	577,603
Accumulated deficit	(65,596)	(19,090)
Accumulated other comprehensive loss	(3,157)	(3,159)
Total stockholders’ equity	517,612	555,372
Total liabilities and stockholders’ equity	$543,926	$594,446

Solid Power, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except number of shares and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$6,366	$2,813	$15,063	$7,591
Operating Expenses
Direct costs	7,183	3,544	20,354	8,561
Research and development	14,236	9,710	40,391	24,811
Selling, general and administrative	6,444	5,158	19,307	15,827
Total operating expenses	27,863	18,412	80,052	49,199
Operating Loss	(21,497)	(15,599)	(64,989)	(41,608)
Nonoperating Income and Expense
Interest income	5,213	3,128	15,041	4,300
Change in fair value of warrant liabilities	1,155	-	3,480	28,183
Interest expense	(13)	(12)	(39)	(22)
Total nonoperating income and expense	6,355	3,116	18,482	32,461
Pretax Loss	(15,142)	(12,483)	(46,507)	(9,147)
Income tax benefit	—	(84)	—	(71)
Net Loss	$(15,142)	$(12,399)	$(46,507)	$(9,076)
Basic and diluted loss per share	$(0.08)	$(0.07)	$(0.26)	$(0.05)
Weighted average shares outstanding – basic and diluted	178,388,926	175,025,984	177,800,915	173,859,649

Solid Power, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine Months Ended September 30,
	2023	2022
Cash Flows from Operating Activities
Net loss	$(46,507)	$(9,076)
Adjustments to reconcile net loss to net cash and cash equivalents from operating activities:
Depreciation and amortization	7,805	3,437
Amortization of right-of-use assets	566	51
Loss on sale of property, plant and equipment	—	4
Stock-based compensation expense	8,447	6,498
Deferred taxes	—	(71)
Change in fair value of warrant liabilities	(3,480)	(28,183)
Amortization of premiums and accretion of discounts on marketable securities	(8,297)	(1,170)
Change in operating assets and liabilities that provided (used) cash and cash equivalents:
Contract receivables	(1,403)	(2,473)
Contract receivables from related parties	(5,048)	—
Prepaid expenses and other assets	297	2,101
Accounts payable and other accrued liabilities	207	(3,327)
Deferred revenue	(4,050)	(300)
Accrued compensation	218	1,831
Operating and Finance lease liabilities, short-term	(406)	192
Net cash and cash equivalents used in operating activities	(51,651)	(30,486)
Cash Flows from Investing Activities
Purchases of property, plant and equipment	(29,526)	(47,915)
Purchases of marketable securities and long-term investments	(256,584)	(448,757)
Proceeds from sales of marketable securities	315,493	111,198
Purchases of intangible assets	(428)	(308)
Net cash and cash equivalents provided by (used in) investing activities	28,955	(385,782)
Cash Flows from Financing Activities
Payments of debt	(7)	(104)
Proceeds from exercise of stock options	194	771
Proceeds from issuance of shares of common stock under ESPP	214	—
Cash paid for withholding of employee taxes related to stock-based compensation	(111)	(58)
Payments on finance lease liabilities	(259)	(76)
Transaction costs	—	(12)
Net cash and cash equivalents provided by financing activities	31	521

Net decrease in cash and cash equivalents	(22,665)	(415,747)
Cash and cash equivalents at beginning of period	50,123	513,447
Cash and cash equivalents at end of period	27,458	97,700

Cash paid for interest	$39	$5
Accrued capital expenditures	$2,309	$7,818